Exhibit 10.8.1

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is made this 21st day of November, 2000, by and between DFW 5.01 (a) Corporation, a Texas not for profit corporation certified to practice medicine by the Texas Board of Medicine pursuant to Section 5.01(a) of the Texas Medical Practices Act d/b/a AmeriPath Dallas (the “Company”) and Stephen W. Aldred, M.D. (the “Employee”).

W I T N E S S E T H

WHEREAS, the Company and the Employee entered into an Employment Agreement dated September 2, 1997 (the “Agreement”); and

WHEREAS, Employee’s employment with the Company expires under the Agreement on September 2, 2002 (the “Initial Term”); and

WHEREAS, the Company and the Employee wish to extend the Term and amend other provisions of the Agreement, effective January 1, 2001;

NOW, THEREFORE, in consideration of the Employee’s continued employment, the consideration set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

1. Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference.

2. Signing & Retention Bonus. Upon and as consideration for the Employee’s execution of this Amendment, including its Non-Competition and Non-Solicitation provisions, and his continuing employment with the Company, the Company shall pay the Employee the sum of Two Hundred Fifty Thousand Dollars ($250,000).

3. Salary and Benefits. Section 7 of the Agreement is amended to read:

During the term of Employee’s employment under this Agreement and in consideration for all services rendered for and on behalf of the Company, Employee shall be entitled to a compensation package consisting of the following:

(a)	a base salary at the annual rate of Two Hundred Fifty Thousand Dollars ($250,000) from January 1, 2001 through December 31, 2001, payable in accordance with the Company’s regular payroll practices in effect from time to time;

(b)	a base salary at the annual rate of Three Hundred Thousand Dollars ($300,000) from January 1, 2002 through December 31, 2002, payable in accordance with the Company’s regular payroll practices in effect from time to time;

(c)	a base salary at the annual rate of Three Hundred Fifty Thousand Dollars ($350,000) from January 1, 2003, payable in accordance with the Company’s regular payroll practices in effect from time to time. Employee’s base salary will thereafter be subject to periodic review by the Company’s Board of Directors, and the Company may adjust the Employee’s base salary from time to time;

(d)	participation in the Company’s Annual Bonus Plan (as hereinafter defined); and

(e)	fringe benefits comparable to those which the Company provides to other physician employees having tenure, experience, specialties, responsibilities, educational background and other qualifications similar to those of the Employee.

4. Annual Bonus.

a)	In consideration for Employee’s continued employment with the Company, the Employee shall be eligible for an annual bonus in an amount of fifteen percent (15%) of the Employee’s base salary (as defined herein)(the “Bonus”). Notwithstanding the foregoing, in the event that the Goals are either exceeded or not fully achieved for a Bonus Period, the Employee may be eligible to receive a Bonus Payment in an amount in excess of or less than fifteen percent (15%) of the Employee’s Base Salary. The Bonus may be changed at the sole discretion of the Chief Executive Officer of AmeriPath. The Bonus shall be based upon the Employee’s successful achievement of goals that are established in advance and mutually agreed upon by the Employee and the Regional Managing Director. The Bonus shall be subject to withholding of all amounts required to be deducted or withheld from same pursuant to state or federal law.

b)	For the Bonus Period in which the Employee’s employment with the Company terminates for any reason other than by the Company for Cause under Section 15(a) hereof, provided that the Employee has been continuously employed with the Company for a minimum of six (6) months during such Bonus Period, the Company shall pay the Employee a pro rata portion (based upon the period beginning on the first day of the Bonus Period and ending on the date on which the Employee’s employment with the Company terminates) of the bonus otherwise payable; provided, however, that the business criteria used to determine the bonus for this short Bonus Period shall be annualized and shall be determined based upon audited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, and reviewed and approved by the Chairman of the Board.

c)	Notwithstanding anything to the contrary, Employee shall not be eligible for an Annual Bonus for the calendar year 2000.

5. Term. Section 2 of the Agreement is amended to read:

(a)	The Initial Term of the Agreement shall expire on December 31, 2000.

(b)	The Company shall employ the Employee for a period commencing on January 1, 2001 and ending on December 31, 2005, subject to earlier termination as provided for in Section 15 or 17 hereof. At the end of such five (5) year period, this Agreement shall automatically continue in effect for additional terms of three (3) years, unless either party hereto gives 120 days written notice to the other party prior to the end of such five (5) year period (or any extensions thereof) of such party’s determination to terminate the Employee’s employment hereunder.

6. Non-Competition and Non-Solicitation Agreement. Section 20 of the Agreement is amended to read:

(a)	The Employee acknowledges that during the course of the Employee’s employment the Employee has and will receive confidential and proprietary information from and concerning the Company. The Employee also acknowledges that the Company has made and/or will make substantial investments in the development of the Company’s good will and in the Employee’s professional development. The capital expended to develop this good will directly benefits the Employee and should continue to do so in the event that the relationship between the Company and the Employee is terminated. Likewise, other capital investments made and to be made by the Company to assist in the Employee’s professional development (including but not limited to those items listed below) have conferred and will confer a direct economic benefit on the Employee. During the course of the Employee’s tenure with the Company, the Employee will have received the following economic benefits as a result of capital expenditures by the Company:

(1)	Placement in an ongoing practice of pathology with an established revenue base.

(2)	The opportunity to establish a professional relationship among clients served by the Company and its affiliates.

(3)	Marketing support enabling the Employee to expand the Employee’s own pathology practice and to become known by additional clients.

(4)	The provision of contract management to enable the Employee to obtain provider status in managed care plans.

(5)	The opportunity to develop special areas of expertise leading to requests for consultations on specific areas of pathology practice.

(6)	The establishment of methodologies, practice parameters and quality assurance programs to enhance the practice of pathology.

(7)	The development and implementation of information systems and reporting formats, unique to the practice of pathology, to make the provision of pathology services more efficient, and to maximize the time available to the Employee for the performance of pathology (as opposed to attending to administrative functions).

(8)	Financial support and practice coverage to facilitate participation in continuing education opportunities.

(9)	Financial support and practice coverage enabling the Employee to pursue additional board certifications.

(10)	Financial support and practice coverage to participate in professional development and professional associations.

(11)	Participation in proprietary strategic planning sessions which focus on professional and business aspects of the practice of pathology and growth opportunities.

The Employee agrees that the Company is entitled to protect these business interests and investments and to prevent the Employee from using or taking advantage of the foregoing economic benefits to the Company’s detriment.

(b)	Accordingly, the Employee specifically agrees that, during the Employee’s employment with the Company and during the Restricted Period (as defined in Subsection “c” below), the Employee shall not:

(1)	engage in the practice of pathology within Dallas County or in any other County in the State of Texas in which the Company, or any Affiliate of the Company, is then doing business or providing services (the “Restricted Territory”), or

(2)	from any facility or location, whether within or outside the Restricted Territory, which knowingly: (i) performs pathology services for any patient, laboratory or health care provider located in the Restricted Territory; or (ii) performs pathology services for any patient, laboratory or health care provider who was or is a customer, client or patient of the Company, or any Affiliate of the Company; except that it shall not be a violation of this Agreement for the Employee to perform pathology services in the Restricted Territory during the Restricted Period: (i) as an employee of a local, federal or state government or agency; (ii) in performing the Employee’s duties as a member of the United States military services or the National Guard; or (iii) on a locum tenens basis.

(c)	As used in this Agreement, the term “Restricted Period” shall mean and include a period of two (2) years from the effective date of the Employee’s termination of employment with the Company (regardless of the cause, reason or justification of any such termination); provided, however,

(i)	in the event of a termination of Employee’s employment hereunder without “cause” pursuant to Section 7(c) hereof, if the Company fails to make payment of the amount(s) required to be paid under Section 7(c) hereof, and such failure shall continue uncured for a period of more than sixty (60) days following written notice from the Employee, then the Restricted Period shall be reduced to a period of zero (0) days; or

(ii)	in the event AmeriPath fails to (1) pay any salary due the Employee when such becomes due and payable or (2) materially comply with the terms and conditions of the Purchase Agreement, and such failure shall continue uncured for a period of more than sixty (60) days following written notice from the Employee, then the Restricted Period shall be reduced to a period of zero (0) days.

(d)	The Employee further agrees that during the Restricted Period the Employee will not knowingly, directly or indirectly: (i) solicit the employment of any employee, agent or consultant of the Company who was such at anytime during the twelve (12) months preceding the Employee’s termination of employment with the Company; or (ii) induce any employee of the Company to leave the employee of the Company, unless in each case the Employee obtains the prior written consent of the Company.

(e)	In recognition of the substantial nature of such potential damages, the Employee agrees that the Company shall be entitled to specific performance of this provision, and to injunctive and other equitable relief, and that the Employee will be responsible for the payment of court costs and reasonable attorneys’ fees incurred by the Company in enforcing the covenant set forth herein, if such a violation occurs. This Section 20 shall survive the termination of this Agreement and the termination of the Employee’s employment with the Company. The Employee acknowledges that the enforcement of this covenant is not contrary to the public health, safety, or welfare in that the population in the areas set forth herein is adequately served by qualified pathologists. Further, the Employee acknowledges that the Employee’s breach of this covenant may cause irreparable injury to the Company.

(f)	Notwithstanding anything to the contrary in this Agreement:

(1)	The Company shall not deny the Employee access to a list of his patients whom the Employee has seen or treated within one year of the termination of this Agreement.

(2)	The Company shall provide Employee access to medical records of the Employee’s patients upon authorization of the patient and any copies of medical records for a reasonable fee as established by the Texas Board of Medical Examiners under Section 5.08(o), Medical Practices Act (Article 4495b, Vernon’s Texas Civil Statutes).

(3)	Any access to a list of patients or to patients’ medical records after the termination of this Agreement shall not require such list or records to be provided in a format different than that by which such records are maintained except by mutual consent of the Employee and the Company.

(4)	The Employee is entitled to a buy out of this Non-Competition and Non-Solicitation Agreement at a reasonable price as agreed to by the Employee and the Company, or, at the option of either party, as determined by a mutually agreed upon arbitrator, or, in the case of an inability to agree, an arbitrator of the court whose decision shall be binding on the parties.

(5)	The Employee will not be prohibited from providing continuing care and treatment to a specific patient or patients during the course of an acute illness subsequent to the termination of this Agreement.

7. Termination by the Company Without Cause. Sections 15(c) and 15(d) of the Agreement are amended to read:

(c)	Notwithstanding any other provision of this Agreement, the Company shall have the right, in its sole discretion, to terminate the employment of Employee without “cause” (as defined herein) provided the Company gives Employee at least one hundred and twenty (120) days advance written notice of such termination.

(d)	[DELETED]

8. Change in Control of the Company.

(a)

In the event that a Change in Control (as defined in paragraph (b) of this Section 8) in the Company shall occur during the Term of Employment, and prior to one year after the date of the Change in Control, the Term of Employment is terminated by the Company without Cause, pursuant to Section 7 hereof, the Company shall (1) pay to the Employee any unpaid Base Salary through the effective date of the termination, and

(2) pay to the Employee, within 30 days of the termination of his employment hereunder, a lump sum payment equal to one times the Employee’s annual Base Salary.

(b)	For purposes of this Agreement, the term “Change in Control” shall mean:

(i)	Approval by the shareholders of the Company of (x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned);

(ii)	Individuals who, as of the Commencement Date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Commencement Date of this Agreement whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii)	the acquisition (other than by or from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of beneficial ownership within the meaning of Rule 13-d promulgated under the Securities Exchange Act of 50% or more of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors [(hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person, entity or “group” that as of the Commencement Date of this Agreement owns beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of a Controlling Interest or (3) any employee benefit plan of the Company or its Subsidiaries].

9. Conflicting Terms & Survival of Agreement. Except as specifically set forth herein, the Agreement shall remain in full force and effect. In the event the terms of this Amendment shall conflict with the terms of the Agreement, the terms of this Amendment shall control.

10. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together constitute one documents.

11. Final Agreement. The Agreement, as amended by this Amendment, constitute the final agreement between the parties hereto and supercedes any prior or contemporaneous agreement or representation, oral or written, among them with respect to the matters set forth in the Agreement and this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment on the date set forth above.

COMPANY

AMERIPATH DALLAS, INC.

By:	/s/ James C. New
James C. New, Chairman, President & CEO

EMPLOYEE

/s/ Stephen W. Aldred, M.D.
Stephen W. Aldred, M.D.